Exhibit 10.6

                                 AGREEMENT
THIS AGREEMENT is made the day of third day of April, two thousand and four

BETWEEN:

(1) ADM Tronics Unlimited Inc, a corporation incorporated in the State of Delaware with principal offices at 224 Pegasus Avenue, Northvale, New Jersey ("the Licensor")

(2) CarePoint Group, a partnership formed by Mark Jacob Brenner of
174 London Road, Shrewsbury SY2 6PS, England, Robert William Parkes of 3 Leavale Road, Stourbridge, DY8 2DS, England and Timothy Frank
Pomlett of 62 Beacon Road, Sutton Coldfield, B73 5SX, England ("the Licensee")

WHEREAS

The Licensor is the proprietor of intellectual property relating to a device known as Aurex-3(R) for the treatment and alleviation of tinnitus.

The Licensee wishes to manufacture, use, lease and sell articles made in accordance with the said intellectual property and the Licensor is willing to grant the right to the Licensee to do so upon the terms and conditions hereinafter contained.

NOW IT IS HEREBY AGREED as follows

DEFINITIONS

In this Agreement unless the context requires otherwise: -

1.1 "Article" means any article or device incorporating the Intellectual Property or any part thereof.

1.2 "Articles sold" means all and any Article(s) sold, leased put into use by or otherwise disposed of by the Licensee or any sub-licensee and all references to "sell", "sale", "sold" or similar shall be construed accordingly where the context so requires or admits.

1.3 "Group" means the Licensee and any holding or subsidiary company of the Licensee and any other subsidiary company of the holding company of the Licensee.

1.4 "Effective Date" means the date upon which this Agreement is made.

1.5 "Know-How" means technical know-how, technical data, designs, experience, knowledge, specifications, drawings, plans, process sheets, procedure books, operating and instruction manuals and such other technical and production information and documentation which relates to the manufacture of Articles.

1.6 "Patents" means United States Patents no. 5,788,656 and no.
6,210,321 and World Patent no. WO108617.

1.7 "Copyrights" means all copyrights in works relating to Articles.

1.8 "Net Invoiced Selling Price" means the total amount invoiced to purchasers or lessees (as appropriate) of articles (and where Articles are incorporated into or sold together or with any other device
Articles shall in each case be invoiced separately) less

   (i)   haulage, packing costs, return allowances and insurance
   (ii) normal quantity and trade discounts and rebates actually allowed
   (iii) sales and excise taxes (including Value Added Tax) and duties payable by the seller.

1.9 "Royalty Payment Date" means the 31 March, 30 June, 30 September and 31 December in each year and the date of termination of this Agreement (whether by affluxion of time or otherwise).

1.10 "Royalty" means in respect of each Article which is sold by or on behalf of the Licensee pursuant to this Agreement (including any Article sold incorporated into any other product) a royalty calculated upon the Invoiced Price of that Article at the rate of ten per cent (10%).

1.11 "Term" means the period of ten years after the Effective Date.

1.12 Clause headings are inserted for convenience only and shall be ignored in construing the terms of this Agreement.

1.13 In construing this Agreement words importing the singular shall include the plural and vice versa if the context so permits.

1.14 References to clauses are to clauses of this Agreement, references to sub-clauses are to sub-clauses of the clause in which the reference appears and references to the Schedule are to the Schedule to this Agreement.


2. GRANT

Subject to the terms and conditions of this Agreement the Licensor hereby grants to the Licensee under the Know-How, Patents and Copyrights during the continuance of this Agreement with effect from the Effective Date an exclusive licence to manufacture Articles and to sell Articles so manufactured by the Licensee.


3. COMMENCEMENT AND DURATION

This Agreement shall come into force on the Effective Date and subject to prior determination as provided in clause 15 shall continue in force for the duration of the Term and thereafter may be terminated by either party giving the other not less than twelve months' written notice expiring at or at any time after the end of the Term.


4. SUPPLY OF KNOW-HOW

4.1 Subject to the provisions of sub-clause 3 the Licensor shall so soon after this Agreement become effective as the Licensee may reasonably require supply to the Licensee such of the Know-How as the Licensor may at that time have in its possession relating to the manufacture of Articles as the Licensor may in its opinion think necessary. The Licensee hereby confirms that the Licensor has already provided such Know-How to the extent expected by Licensee.

4.2 Subject to the provisions of sub-clause 3, during the continuance of this Agreement the Licensor shall also from time to time supply to the Licensee, as the Licensor may think necessary, additional Know-How which may come into the possession of the Licensor which shall relate specifically to improvements or modifications to Articles.

4.3 The Licensor shall not be bound to disclose or provide to the Licensee any Know-How or other data which is not in the possession of the Licensor or which the Licensor is precluded from disclosing or which would or might result in the violation of the laws of any territory.


5. CONFIDENTIALITY

5.1 All Know-How and other information, documents, experience and knowledge supplied by or on behalf of the Licensor under or pursuant to or in contemplation of this Agreement shall be treated as confidential and shall be used solely to enable the Licensee to manufacture Articles in accordance with this Agreement and during the continuance thereof, the documents whilst in the possession of the Licensee shall be at the Licensee's risk and the Licensee hereby undertakes with the Licensor for the safe custody thereof.

5.2 The Licensee shall ensure that no Know-How or other information, documents, experience or knowledge as aforesaid are disclosed without prior written consent of the Licensor to any person except to responsible officers, technicians or employees of the Licensee and shall take all responsible steps and precautions to ensure that any such persons to whom such Know-How and other information, documents, experience or knowledge is disclosed are themselves bound by a prior written undertaking in terms similar to those contained herein to keep and will keep such Know-How and other information documents, experience and knowledge confidential PROVIDED THAT consent as aforesaid shall not be required in respect of Know-How: -

5.2.1 which become a matter of public knowledge other than through the fault of the Licensee or a person to whom the same was disclosed by the Licensee, or

5.2.2 which the Licensee can prove to the reasonable satisfaction of the Licensor was known to the Licensee at the time of its disclosure to the Licensee or have been taken by the Licensee, or

5.2.3 which is required to be disclosed in any legal proceedings provided that all possible legal means of preventing disclosure have been taken by the Licensee.

5.3 If the Licensee hires any sub-contractors for the purpose of the manufacture of any Articles the Licensee shall take all necessary steps and precautions to ensure that any such subcontractors to whom such Know-How or other information, documents, experience or knowledge as aforesaid is disclosed are themselves bound by a prior written undertaking in terms similar to those contained herein to keep and will keep such Know-How or other information, documents, experience and knowledge completely confidential at all times thereafter.

6. DUTIES OF THE LICENSEE AS DISTRIBUTOR

The Licensee shall use its best endeavour to promote and extend sales of Articles and in particular shall:

6.1 work diligently to obtain orders for Articles by personal visits, circularising, advertising, and all other means available to it.

6.2 use the Licensor's name only in conjunction with its appointment under this Agreement and in carrying out its duties hereunder but then only in relation to Articles and with a clear reference that Articles are manufactured under licence from the Licensor.

6.3 employ staff trained in the operation, demonstration and repair of Articles.

6.4 immediately bring to the Licensor's attention any improper use which the Licensee may suspect of the Know-How, Patents, Copyrights or any other intellectual property rights of the Licensor.


7. TERRITORY

7.1 This agreement allows the Licensor to sell Articles herein defined either directly or though appointed distributors to all regions of the world with the exception as defined in sub-clause 7.2.

7.2 It is a condition of this agreement that the licensee appoints the licensor as manufacturer and Master Distributor for North America, South America and Canada on an exclusive basis. A separate agreement will be drawn up on completion of this manufacturing licence agreement showing terms and ex works supply price with recommended consumer sales price. Such separate agreement shall provide for an ex-works price for the sub-components for manufacture of the units by the licensor to be purchased by the licensor from the licensee at a maximum of 60% of the lowest selling price of any units sold by the licensee.

7.3 The Master Distributor agreement described in 7.2 will remain in place for the duration of this agreement.


8. AFTER SALES SERVICE

The Licensee shall supply an after-sales service to customers of Articles of such a standard as to maintain the Licensor's reputation.


9 WARRANTIES

9.1 The Licensor gives no warranty and makes no representation whatsoever to any person or party whomsoever in respect of any Articles manufactured by the Licensee or for their quality or performance; the Licensor shall not be liable for any loss; damage, injury, death or expense (including without prejudice to the generality of the foregoing indirect or consequential damage, loss or expense or any loss of profit or legal fees) incurred or suffered by the Licensee, its employees, customers or any other person as a result of the manufacture, sale or use or defect in quality or performance of any Articles and the Licensee shall indemnify the Licensor against any liability for claims made by any employees or customers of the Licensee or any other person arising from such matters.

9.2 Any Know-How or other information supplied by the Licensor under this Agreement is believed to be correct and is supplied in good faith but its accuracy or effectiveness is not guaranteed and shall not be made the basis of any claim against the Licensor.


10. CONSIDERATION

In consideration of the licences and rights hereby granted under the Know-How, Patents, Copyrights and of the other information supplied and to be supplied hereunder the Licensee shall pay to the Licensor the Royalty.


11. ACCOUNTS

11.1 The Licensee shall keep full and true records and accounts of all Articles manufactured or sold or supplied or otherwise disposed of by or on behalf of the Licensee.

11.2 The Licensee shall within one (1) month after each Royalty
Payment Date supply to the Licensor a true copy of the accounts referred to in sub-clause 1 which relate to the period of three (3) months ending on that Royalty Payment Date and commencing on the immediately preceding Royalty Payment Date (or in the case of the first accounting period the Effective Date) together with a statement showing the amounts due to the Licensor for Royalty over that period.

11.3 The Licensor may at its own expense at any time and from time to time designate a representative to examine or audit the accounts kept by the Licensee pursuant to this clause and all other documents books or records which may be necessary or appropriate with a view to determining or verifying the monies due to the Licensor under this agreement and the Licensee shall give that representative all such access and facilities in connection with the examination or audit as the representative may reasonably require.


12. PAYMENT

12.1 The Licensee shall pay and remit or cause to be remitted to the Licensor any amount due to the Licensor in respect of Royalty for each period ending with a Royalty Payment Date by bank wire transfer in US Dollars and in accordance with and at the same time as it delivers (or ought to have delivered) to the Licensor the statement and copy accounts required to be delivered under sub-clause 11.2.

12.2 All sums payable and remitted by the Licensee under this Agreement shall be paid and remitted subject to tax deductions required to be made PROVIDED THAT the Licensee shall use its best endeavours to procure that any such deductions do not exceed the minimum required by any such law and that the Licensee shall in each case furnish the Licensor with an appropriate official certificate of deduction of tax.

12.3 Where any payments provided for under this Agreement remain unpaid and unremitted for three (3) month from the date upon which they became due the Licensee shall, if so requested by the Licensor, immediately cease to manufacture and sell any Articles; notwithstanding the aforementioned provision, the Licensor shall also be entitled to exercise and enforce any other of its rights and remedies set forth in this Agreement or otherwise enforceable at law in case of delay of payment and remittance on the part of the Licensee.


13. PATENTS

13.1 If at any time while this Agreement is in force the Patent expires or if the Patent shall in any action for infringement or proceedings for revocation by declared to be invalid then from the date from which invalidity shall be proved this Agreement shall be determined PROVIDED THAT if the decision of the Court making such declaration as aforesaid shall be reversed on appeal royalties shall again become payable at the full prescribed rate together with all royalties and payments which would have been payable but for the adverse decision and this Agreement shall continue in full force and effect as if such declaration had not been made. Notwithstanding anything herein to the contrary this agreement and the obligations of the parties hereto to each other are not dependent upon the existence or enforceability of the Patent.

13.2 The Licensee shall promptly notify the Licensor if: -

13.2.1 Any infringement of the Patent Rights come to the attention of the Licensee

13.2.2 Any suit should be commenced or threatened by any third party against the Licensee arising out of its exploitation of the Patent Rights herein.

13.3 In either of the events mentioned in sub-clause 12.2 the parties shall promptly discuss the situation to determine if and how far the infringer shall be proceeded against or the suit defended and which party or parties shall defray the expense in either case.


14. IMPROVEMENTS

If either party makes any improvement in the technology associated with the Articles it shall promptly notify the other in writing of the improvement and shall upon request provide the other party with sufficient details for such other party to be able to assess the same. Where the improvement is dependent on and is not severable from the technology associated with the Articles, then such improvement shall be deemed to be included within the scope of this Agreement and the Licensee shall make royalty payments to the Licensor in respect of its use of such improvements in accordance with clauses 10, 11 and 12 above.


15. ASSIGNMENT, SUB-LICENSING, TRANSFER AND VARIATION

The licences herein granted are personal to the Licensee which shall not be entitled to cede, assign sublicence or otherwise transfer the benefit of the same to any other person whatsoever without the prior written consent of the Licensor.

16. PRIOR DETERMINATION

16.1 If either party commits or knowingly permits any breach of any of the terms of this Agreement notice to this effect may be given to that party by the other together with the request that the breach insofar as it can be remedied shall be remedied and that insofar as it is incapable of being remedied adequate compensation shall be made within a period of three (3) months thereafter; if the breach is not remedied and/or adequate compensation is not made within the said period of three (3) months then the party aggrieved may give to the other written notice terminating this Agreement forthwith.

16.2 Notwithstanding anything hereinbefore contained either party may by written notice to the other terminate this Agreement forthwith in any of the following events namely: -

16.2.1 if the other party becomes insolvent or if any order is made for the compulsory liquidation or winding up of the other party or if it be voluntarily wound up other than a voluntary winding up for the purpose of a bona-fide reconstruction to which the first party shall have given its prior approval

16.2.2 if a receiver or manager or administrator is appointed of the whole or substantially the whole of the undertaking of the other party

16.2.3 if any distress, execution or other process is levied upon any part of the property or assets of the other party

16.2.4 if the other party fails to make and remit any payment due to be made by it hereunder within three months after the same has become due.


17. EFFECT OF TERMINATION OR EXPIRY

17.1 Any termination (howsoever arising) of this Agreement shall be without prejudice to any claim or right hereunder which may have accrued or be available to the Licensor before termination of this Agreement and the continued operation of clauses 5 and 6 hereof in relation to any Articles whether manufactured or sold prior to such termination.

17.2 The following provisions shall apply immediately on any termination (howsoever arising) of this Agreement: -

17.2.1 all licences granted or agreed to be granted hereunder to the Licensee shall terminate

17.2.2 the Licensee shall forthwith cease to manufacture or sell or in any way be concerned or interested in or facilitate the manufacture or sale of Articles

17.2.3 the Licensee shall return or procure the return to the Licensor forthwith of all specifications, working and other drawings and other information supplied to it hereunder and all documents containing or disclosing that information in the power or possession or control of itself or any agent or sub-contractor of it or of any third party.

18. FORCE MAJEURE

Neither the Licensor nor the Licensee shall be responsible or liable for any loss, damage, costs, charges, expenses, detention or delay caused by Act of God, force majeure, government or legislative action, fire, strikes, civil or military authority, insurrection or riot, embargoes, lockouts, tempest, accident, breakdown of manufacturing machinery or delay in delivery of goods or materials by other persons or by any other cause whatsoever which is unavoidable or beyond its reasonable control and shall not in any event be liable for any indirect loss or damage arising therefrom.


19. NOTICES

Any notice which under this Agreement is to be or may be given by the Licensor to the Licensee shall be delivered at or posted in a prepaid letter addressed to the Licensee's registered office and any such notice which is to be or may be given by the Licensee to the Licensor shall be delivered at or posted in a prepaid letter addressed to the Licensor's normal place of business or to such other person as may be advised to the Licensee from time to time, and any notice so posted shall be deemed to have been given on the third day following the date of posting.


20. WAIVER

Any waiver by either party of any breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach or affect in any way the effectiveness of this Agreement.


21. PROPER LAW

This Agreement shall be governed by English law and the Licensee hereby submits to the non-exclusive jurisdiction of the English Courts.


22. VALIDITY OF AGREEMENT

The invalidity or unenforceability for any reason of any part of this Agreement or any partial annulment shall not prejudice or affect the validity or enforceability of the remainder.


23. ALTERATION OF THE AGREEMENT

No variation, amendment, modification or waiver of the terms of this Agreement shall be of any effect unless the same shall have been recorded in writing in duplicate and signed on each copy by each of the parties hereto.


24. IMPLIED TERMS

This agreement embodies the entire understanding of the parties and there are no promises, terms, conditions or obligations, oral or written, express or implied other than those written here.


25. NO AUTHORITY

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the parties hereto or constitute the Licensee as agents for the Licensor for any purpose and the Licensee shall have no right or authority to and shall not do any act, enter into any contract, make any representation, give any warranty, incur any liability, assume any obligation whether express or implied of any kind on behalf of the Licensor or bind the Licensor in any way.


26. COUNTERPARTS

This Agreement has been executed in two counterparts each of which shall be deemed an original.



IN WITNESS WHEREOF the parties hereto have duly executed this Agreement in manner binding upon them the day and year first before written.


SIGNED BY: /s/ Andre' Di Mino, President

For and on behalf of ADM TRONICS UNLIMITED, INC.



SIGNED BY: Dr. Mark Brenner, Chairman

for and on behalf of CarePoint Group